Exhibit 10.15

INDEMNIFICATION AGREEMENT

Air Industries Group

This INDEMNIFICATION AGREEMENT (“Agreement”), dated and made effective as of ___________, 2026, is entered into by and between AIR INDUSTRIES GROUP, a corporation organized and existing under the laws of the State of Nevada, having offices at 1460 Fifth Avenue, Bay Shore, New York 11706 (“AIR”), and _______________ (“Indemnitee”), each party hereto sometimes referred to as a “Party” or collectively as the “Parties”.

W I T N E S S E T H

WHEREAS, the Board of Directors has concluded that AIR’s officers and directors, and certain of its employees and agents, should be provided with reasonable and appropriate protection against certain risks in order to insure that capable persons will be attracted to such positions; and, therefore, has determined to contractually obligate itself to indemnify its officers and directors and certain of its employees and agents, in connection with claims asserted against such persons as a result of their services in respect of AIR, as set forth in this Agreement;

WHEREAS, applicable law empowers corporations to indemnify a person who serves as a director or officer of a corporation or a person who serves at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, or as a manager of a limited liability company; and

WHEREAS, the Parties believe it appropriate to memorialize and reaffirm AIR’s indemnification obligations to Indemnitee and, in addition, to set forth the agreements contained herein.

NOW, THEREFORE, in consideration of the premises and agreements, covenants, and promises contained herein and for other good and valuable consideration, the Parties agree as follows:

1. Defined Terms. In addition to any term that may be defined in the text of this Agreement, the following terms shall be defined as follows:

“Affiliate” means, with reference to Company, any other Person controlling, controlled by or under the common control of Company. For purposes hereof, the term “control” (or any equivalent term) means having ownership of more than fifty percent (50%) of the voting securities of a Person or the power, whether through voting power or otherwise, to control the management policies of such Person.

“Articles” means the articles of incorporation of AIR, as amended from time to time.

“Board of Directors” or “Board” means the board of directors of AIR.

“Bylaws” means the bylaws of AIR, as amended from time to time.

“Claim” means any threatened, pending or completed action, suit, proceeding or alternative dispute resolution proceeding, or any hearing, inquiry or investigation, including any informal inquiry, interview, or pre-litigation demand or threat, that Indemnitee in good faith believes might lead to the institution of any such action, suit, proceeding or alternative dispute resolution proceeding, whether civil, criminal, administrative, investigative or otherwise.

“Company” means (a) AIR and (b) any constituent corporation absorbed in a consolidation or merger to which AIR (or any of its wholly owned subsidiaries) has been or becomes a party that, if its separate existence had continued, would have had power and authority to indemnify its officers, directors, employees, agents or fiduciaries in a manner substantially similar to the indemnification provided to Indemnitee under this Agreement.

“Exchange Act” means the (U.S.) Securities Exchange Act of 1934, as amended.

“Expenses” means any and all direct and indirect costs and expenses, judgments, fines, penalties, sanctions and amounts paid in settlement (if such settlement is approved in advance by Company) of any Claim regarding or arising from an Indemnity Event. For purposes hereof, the term “Expenses” includes attorneys’ fees and all other costs, expenses and obligations incurred by Indemnitee in connection with investigating, defending, appearing as a witness in or otherwise preparing for and/or participating in (including any appeal) any action, suit, proceeding, alternative dispute proceeding, hearing, inquiry or investigation involving any Claim regarding or arising from an Indemnity Event, including reasonable compensation for time spent by Indemnitee in preparing for and appearing as a witness in any such action, suit, proceeding, hearing, inquiry or investigation.

“Indemnity Event” means any event or occurrence arising from or relating to (a) Indemnitee’s position or status as a past or current officer, director, manager (of a limited liability company), employee, agent or fiduciary of Company or any of its Affiliates, or any predecessor thereof, respectively, or in serving (or having served) at the request of Company (or any predecessor thereof) as an officer, director, manager (of a limited liability company), employee, agent or fiduciary of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, or (b) any act, action or inaction by or on the part of Indemnitee while serving in any such capacity or capacities.

“NRS” means the Nevada Revised Statutes, as amended from time to time.

“Person” means any natural person, corporation, company, partnership (including both general and limited partnerships), limited liability company, sole proprietorship, association, joint stock company, firm, trust, trustee, joint venture, unincorporated organization, executor, administrator, legal representative or other legal entity, including any governmental authority, entity or instrumentality.

“SEC” means the (U.S.) Securities and Exchange Commission. “Securities Act” means the (U.S.) Securities Act of 1933, as amended.

2. Interpretation; Protocols.

2.1 The name assigned to this Agreement and the Section (or subsection) headings or captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Terms defined in the singular shall have a comparable meaning when used in the plural and vice versa. Unless otherwise specified, the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole, and references herein to Sections refer to Sections of this Agreement. Pronouns in masculine, feminine, and neutral genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires.

2.2 For purposes of this Agreement, the words, “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation”. The word “or” is not exclusive (i.e., it means “and/or”).

2.3 References in this Agreement to “other enterprise” include employee benefit plans and the term “fines” includes any administrative penalties or any excise taxes that may be assessed or imposed on Indemnitee under or with respect to any employee benefit plan or pursuant to or as a result of any benefits paid to or conferred upon Indemnitee by Company or its Affiliates.

2.4 Unless stated otherwise, references to money herein shall mean and refer to the currency (U.S. Dollars) of the United States of America.

3. Indemnification; Non-Exclusivity.

3.1 It is intended by Company and Indemnitee that the indemnification of Indemnitee as provided in this Agreement shall be to the fullest extent allowed by the NRS. Accordingly, the indemnification provided to Indemnitee under this Agreement shall not be limited by, and shall be in addition to, any indemnification provided to or conferred upon Indemnitee under the Articles or Bylaws or that may be otherwise provided under the NRS or other applicable law, in each case as they exist on and as of the date of this Agreement.

3.2 In the event of any change in any applicable law, statute or regulation after the date of this Agreement, including subsequent judicial interpretation of any existing applicable law, statue or regulation, that expands or enlarges the right of a Nevada corporation to indemnify its officers, directors, managers (of a limited liability company) employees, agents and/or fiduciaries, the Parties intend that Indemnitee shall be entitled to such expanded or enlarged indemnity benefits as may be accorded by any such change in applicable law, statute or regulation. In the event that any change in any applicable law, statute or regulation after the date of this Agreement narrows or reduces the scope or benefits of any indemnity currently afforded Indemnitee under this Agreement or under the Articles or Bylaws, or under or by virtue of existing applicable laws, statutes and regulations, any such changes shall not narrow or reduce, or be applied to narrow or reduce, the scope and benefits of indemnification provided to Indemnitee as of the date of this Agreement.

4. Indemnification; Third Party Claims.

4.1 Company shall indemnify Indemnitee if Indemnitee is a party to or is threatened to be made a party to or is otherwise involved in any Claim (other than a Claim by or in the right of Company), asserted or brought by reason of an Indemnity Event, against all Expenses incurred by Indemnitee in connection to such Claim, if Indemnitee either (a) is not liable pursuant to NRS 78.138, or (b) acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interest of Company and, in the case of a criminal claim or proceeding, had no reasonable cause to believe that his/her conduct was unlawful.

4.2 The termination or resolution of any Claim by judgment, judicial order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, does not, of itself, create a presumption that Indemnitee is liable under or pursuant to NRS 78.138 or did not act in good faith or in a manner which he/she reasonably believed to be in or not opposed to the best interest of Company or, with respect to any criminal claim or proceeding, that Indemnitee had reasonable cause to believe that his/her conduct was unlawful. Any payment of Expenses under this Section 4 shall be made by Company within thirty (30) days after written demand by Indemnitee for such payment is delivered or submitted to Company.

5. Indemnification; Derivative Actions.

5.1 Company shall indemnify Indemnitee if Indemnitee is a party to or is threatened to be made a party to or is otherwise involved in any Claim by or in the name of the Company to procure a judgment in its favor, by reason of an Indemnity Event, against all Expenses incurred by Indemnitee in connection with such Claim, if Indemnitee either (a) is not liable pursuant to NRS 78.138, or (b) acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interest of Company.

5.2 Notwithstanding the provisions of Section 5.1, no indemnification thereunder shall be provided to Indemnitee for any Claim, issue or matter to which Indemnitee has been adjudged by a court of competent jurisdiction, after the exhaustion of all appeals therefrom, to be liable to Company or for amounts paid in settlement to Company, unless and to the extent that any court in which such Claim is brought or other court of competent jurisdiction determines upon application that, in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such Expenses as the court deems proper. Any payment of Expenses under this Section 5 shall be made by Company, if Indemnitee is determined to be entitled to such Expenses, within thirty (30) days after written demand by Indemnitee for such payment is delivered or submitted to Company.

6. Mandatory Payment/Reimbursement of Expenses.

Notwithstanding any other provision contained in this Agreement (other than as provided in Sections 10 and 11), if and to the extent that Indemnitee is successful on the merits or otherwise in defending any Claim regarding or arising from an Indemnity Event (including any favorable judgment or dismissal with or without prejudice), Indemnitee shall be indemnified, and shall be paid for all Expenses incurred by Indemnitee (other than Expenses previously advanced or paid to Indemnitee by Company), in connection with any such Claim.

7. Indemnification; Payment of Expenses.

7.1 Expense Advances.

(a) To the extent permitted by applicable law, Company shall advance to Indemnitee the Expenses incurred by Indemnitee in connection with any Claim regarding or arising from an Indemnity Event (each, an “Expense Advance”), with each such Expense Advance being made by Company within five (5) business days after Company receives a statement, invoice or written demand from Indemnitee (with any required or supporting documentation) requesting such advance of Expenses, provided and on the condition that Indemnitee (i) has provided to Company an undertaking to repay all such Expense Advances to Company if and to the extent that it is determined, by a court of competent jurisdiction in a final non-appealable judgment or order, that Indemnitee is not entitled to be indemnified by Company, and (ii) such undertaking remains in effect hereunder.

(b) In requesting any Expense Advance from Company, Indemnitee may, in the event that any supporting documentation refers to legal services rendered or anticipated in a manner that could, or to the extent that it could, result in a waiver of the attorney/client privilege or other privilege accorded Indemnitee under applicable law, deliver or submit to Company only copies of invoices without supporting documentation.

(c) Any Expense Advances requested by Indemnitee shall be unsecured and interest-free and shall be made to Indemnitee without regard to Indemnitee’s ability to repay such Expense Advances to Company (other than in providing Company with an undertaking by execution of this Agreement as provided in Section 7.2 in the event that it is determined that Indemnitee is not entitled to indemnification with respect to such Expenses). The right of Indemnitee to request and obtain Expense Advances hereunder shall continue until the final disposition (including any appeal) of each Claim for which Expense Advances may be requested from time to time by Indemnitee as provided herein.

(d) Indemnitee’s right to Expense Advances under this Section 7.1 shall not apply to any request or claim by Indemnitee for or with respect to which indemnification is excluded or precluded under Sections 10 or 11.

(e) For the avoidance of doubt, Indemnitee shall not be required to advance any funds, pay any amounts personally, or otherwise assume any Expenses in connection with any Claim prior to receiving advancement from Company. Company shall advance amounts as necessary, including retainers and other prepaid costs, upon submission of a written request and documentation supporting the nature of such anticipated costs.

7.2 Expense Advance Undertaking. Company and Indemnitee each acknowledge and agree that Indemnitee’s execution and delivery of this Agreement to Company shall constitute an undertaking by Indemnitee, to the fullest extent required by applicable law, to repay to Company all Expense Advances if and to the extent that it is determined, by a court of competent jurisdiction in a final non-appealable judgment or order, that Indemnitee is not entitled to be indemnified by Company therefor.

8. Notice of Claims; Duty to Cooperate.

8.1 Indemnitee agrees to provide Company with a written notice, as soon as possible or practicable, of any Claim threatened, asserted or made against Indemnitee and for or as to which indemnification is or may be sought by Indemnitee under this Agreement or otherwise. Each such notice by Indemnitee shall be directed to the Board of Directors or to the Company’s chief executive officer or secretary at the address for Company listed or displayed in the introductory paragraph of this Agreement (or such other address as Company may designate in writing to Indemnitee from time to time). Any failure of Indemnitee to give written notice of any such Claim as provided hereinabove shall not relieve Company of its obligation to indemnify Indemnitee unless and to the extent that Company demonstrates that such failure on the part of Indemnitee has resulted or will result in irreparable economic harm to Company that could have been avoided if Indemnitee had provided timely notice to Company as provided herein.

8.2 With respect to any Claim for or as to which Company may be required to indemnify Indemnitee (or as to which Company has assumed the defense of Indemnitee as provided hereinafter), Indemnitee shall reasonably cooperate with Company in the defense of any such Claim and will provide to Company such information and documents as Company may reasonably require to the extent that Indemnitee is in possession of or has the power to access and obtain such information and documents.

9. Selection of Counsel.

9.1 In the event that Company is obligated to indemnify Indemnitee for the Expenses incurred by Indemnitee in connection with any Claim, Company shall be entitled, at its election and upon giving written notice to Indemnitee, to assume the defense of such Claim with counsel selected by Company and approved by Indemnitee (with such approval not unreasonably withheld or delayed by Indemnitee).

9.2 Upon Company’s election to assume the defense of any Claim as provided herein (and provided that counsel has been retained by Company in connection therewith), Company shall have no further obligation to pay Indemnitee for attorneys’ fees incurred by Indemnitee with respect to such Claim. Notwithstanding Company’s assumption of the defense of any such Claim, Indemnitee shall have the right to employ separate counsel with respect to such Claim at Indemnitee’s expense. In addition thereto, Company shall dispense with the counsel it has retained (with Indemnitee’s consent) and shall pay the fees and charges of Indemnitee’s separate counsel if (a) Company agrees to do so in writing, or (b) an actual or prospective conflict of interest exists between Company and Indemnitee in conducting the defense of any Claim.

10. Exclusions from Indemnity.

10.1 Notwithstanding anything to the contrary in this Agreement, Company shall not be required or obligated to indemnify Indemnitee or pay the Expenses of Indemnitee in or with respect to any of the following:

(a) Any Claims (and the Expenses incurred in connection therewith) that are initiated or asserted by Indemnitee and not by way of defense of any Claim, except for claims, actions, suits or proceedings initiated by Indemnitee (1) to enforce his/her indemnification rights under (A) this Agreement, including but not limited to any action to challenge a denial of indemnification or advancement of Expenses, (B) any other agreement or insurance policy, or (C) under the Articles or Bylaws or (2) with the prior authorization or approval of the Board of Directors, or (3) as otherwise may be required under the NRS to establish Indemnitee’s right to indemnity or payment of Expenses (and regardless of its outcome or ultimate disposition).

(b) Any Claims asserted or any action, suit or proceeding instituted by Indemnitee to enforce the terms of this Agreement if a court of competent jurisdiction determines that any such Claim, action, suit or proceeding was not asserted or instituted by Indemnitee in good faith or is otherwise determined to be frivolous or without any legitimate basis in fact or law.

(c) Any acts, omissions, activities or other transactions conducted by Indemnitee for or as to which Indemnitee may not be indemnified or relieved of liability under applicable law.

(d) Any Claims (and the Expenses paid in connection therewith) if it is determined in a final non-appealable judgment or order that (1) such payments were made in violation of applicable law, (2) Indemnitee must make an accounting of profits from Indemnitee’s purchase and sale of Company’s securities under or pursuant to the provisions of Section 16(b) of the Exchange Act or a similar provision under federal or state law, or (3) Indemnitee’s acts, actions or omissions involved intentional misconduct, fraud or a knowing violation of law, including any determination that Indemnitee defrauded or stole from Company, misappropriated confidential or proprietary information or the trade secrets of Company, or otherwise converted the assets or properties of Company to his/her own personal use or benefit.

(e) Settlement of any Claim, or any amounts paid in settlement of any Claim, without Company’s written consent.

11. Exclusion; Potential Liability Under Securities Laws.

Notwithstanding any provision in this Agreement, Company shall not be required or obligated to indemnify Indemnitee under any Claim (or pay the Expenses in connection therewith) to the extent that such indemnity and payment of Expenses (a) will violate the Securities Act or the Exchange Act, or the rules and regulations thereunder, respectively, or any registration statement filed by Company under the Securities Act, or any public policy relating thereto, or (b) will require Company, to achieve compliance with the undertakings required in paragraph (h) of Item 512 of Regulation S-K, to submit to a court of competent jurisdiction any issue regarding whether Indemnitee is entitled to indemnification for liabilities arising under the Securities Act.

12. Directors and Officers Liability Insurance.

Company shall maintain directors’ and officers’ liability insurance (“D&O Insurance”) covering Indemnitee on terms no less favorable than those provided to other directors and officers of Company. Upon request by Indemnitee, Company shall provide Indemnitee with a copy of the D&O Insurance policy then in effect, and shall provide Indemnitee with a copy of any renewal or replacement policy promptly upon its effectiveness.

13. Statute of Limitations; Claims in the Right of Company.

No civil action or proceeding shall be asserted, initiated or brought by Company against Indemnitee or his/her estate, spouse, heirs, executors or personal or legal representatives after the expiration of two (2) years from the date on which any Claim (or any claim or cause of action asserted therein) arose or accrued under applicable law, and any such claim or cause of action shall be time-barred, extinguished and deemed released unless asserted by the timely filing of a civil action or proceeding within such two-year period; provided, however, in the event that any shorter statute or period of limitations is or becomes applicable to any such claim or cause of action under applicable law, the shorter statute or period of limitations shall govern.

14. Governing Law; Consent to Jurisdiction.

This Agreement, including the validity, substance, interpretation and enforcement thereof, shall be governed in all respects by the laws of the State of Nevada without regard to its conflicts of laws or choice of laws principles. The parties hereby irrevocably consent to the exclusive jurisdiction of the Eighth Judicial District Court of the State of Nevada in Clark County, Nevada (and, if jurisdiction shall be vested exclusively in the federal courts, the United States District Court for the District of Nevada), for purposes of any suit, action or proceeding arising out of or relating to this Agreement and irrevocably waive, to the fullest extent permitted by law, any objection to the laying of venue in such courts and any claim that any such suit, action or proceeding has been brought in an inconvenient forum.

15. Notices.

All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (a) if delivered by hand or by private courier and signed for by the receiving Party, on the date of such delivery, (b) if sent by facsimile with written evidence of successful transmission, on the date of such transmission, or (c) if mailed by domestic certified or registered mail with postage prepaid, on the third business day after the date postmarked. The address for notices to the Company is as displayed in the introductory paragraph of this Agreement or as subsequently modified by written notice by the Company to the Indemnitee. The address for notices to the Indemnitee is as set forth in the records of the Company or as subsequently modified by written notice by the Indemnitee to the Company.

16. General Provisions.

16.1 Amendment, Waiver & Termination. No amendment, modification, supplement, termination or cancellation of this Agreement shall be effective unless it is in writing and signed by each Party. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

16.2 Integration; Entirety. This Agreement sets forth the entire understanding between the Parties and supersedes and merges all previous written and oral negotiations, commitments, understandings and agreements relating to the subject matter hereof between the Parties.

16.3 Disclaimer of Employment Agreement. Nothing contained in this Agreement shall be construed as giving Indemnitee any right to be retained in the employ of Company or any of its Affiliates.

16.4 Severability. In the event that any provision contained in this Agreement (including any provision within a single section, paragraph or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions shall remain enforceable to the fullest extent permitted by law. In connection therewith, and to the fullest extent possible, the provisions of this Agreement (including each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the Parties in the provision held invalid, illegal or unenforceable.

16.5 Subrogation. In the event of any payment by Company under this Agreement, Company shall be subrogated, to the extent of such payment, to all of the rights of recovery of Indemnitee, who shall execute all documents required and shall do all acts as may be necessary to secure such rights and to enable Company to assert all claims and to initiate all such civil actions, suits and proceedings that may be required or necessary to enforce such rights and claims.

16.6 Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation, or otherwise to all or substantially all of the business and/or assets of the Company), assigns, spouses, heirs, and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation, or otherwise) to all, substantially all, or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The indemnification provided under this Agreement shall continue as to Indemnitee for any action taken or not taken while serving in an indemnified capacity pertaining to an Indemnity Event even though he/she may have ceased to serve in such capacity at the time of any Claim.

16.7 Contribution. Whether or not the indemnification provided for in this Agreement is available, in respect of any threatened, pending or completed action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), the Company may elect to pay, in the first instance, the entire amount of any judgment or settlement of such action, suit or proceeding without requiring Indemnitee to contribute to such payment and such an election shall waive and relinquish any right of contribution the Company may have against Indemnitee. The Company shall not enter into any settlement of any action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding) unless such settlement provides for a full and final release of all claims asserted against Indemnitee.

16.8 Counterparts. This Agreement may be executed in one or more counterparts, including facsimile or digital counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

[SIGNATURES OF PARTIES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date written above.

COMPANY:

AIR INDUSTRIES GROUP

By:
Name:	Scott Glassman
Title:	Chief Financial Officer

INDEMNITEE:

Name:
Title: